Exhibit 99.1
NEWS RELEASE
RANGE UPDATES FINANCIAL POSITION
FORT WORTH, TEXAS, JANUARY 7, 2010 — RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an update of its financial position including its year-end debt balance, liquidity and current hedge position.
At December 31, 2009, Range had $1.71 billion of total debt, $83 million less than at year-end 2008. Debt at year-end 2009 included $1.38 billion of 10-year subordinated notes and $324 million of bank debt. Range has a current revolving bank credit facility borrowing base of $1.50 billion and a binding credit facility commitment of $1.25 billion. At year-end 2009, Range had $926 million of liquidity under the bank credit facility. The first maturity of the subordinated notes occurs in 2013, while Range’s bank credit facility matures in late 2012.
For 2010, Range currently has 69% of its anticipated natural gas production hedged at an average floor price of $5.53 per mbtu and average cap price of $7.33 per mbtu. For 2011, Range currently has 12% of its anticipated natural gas production hedged at an average floor of $6.00 per mbtu and an average cap of $7.50 per mbtu. All of Range’s hedges are simple collars and contain no knockout provisions.
John Pinkerton, Chairman and CEO of Range Resources, commented “In 2009, many companies inside and outside of our industry were forced to restructure by issuing significant amounts of equity or by selling all or part of their highest quality assets. At Range, 2009 was a banner year as we decreased our debt outstanding, substantially increased our liquidity and issued only a minimal amount of equity, primarily for additional acreage in the Marcellus Shale play. We strengthened our financial position, while at the same time we achieved double-digit production growth and drove down both finding cost and operating cost per unit. Most importantly, in 2009, we materially increased the resource potential per share by de-risking more of our acreage position and by maintaining our ownership percentage in our key projects. Entering 2010, we are well-positioned to continue to deliver per share value for our shareholders.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern and Appalachian regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated future production, production growth and financial position are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission, which are incorporated by reference.
The Securities and Exchange Commission permits oil and gas companies, in filings made with the SEC, to disclose only proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Range uses the terms “probable” and “possible” reserves, “unproven” or “unrisked resource potential” or “upside” or other descriptions of volumes of reserves or resources potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Range. Resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. Resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include any proved reserves. Area wide unproven, unrisked resource potential has not been risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors

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affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this form by calling the SEC at 1-800-SEC-0330.
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Contact:	Rodney Waller, Senior Vice President
David Amend, Investor Relations Manager
Karen Giles, Corporate Communications Manager
(817)870-2601
www.rangeresources.com

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